Exhibit 99.1

FOR IMMEDIATE RELEASE:                                                                January 28, 2010

KEY TECHNOLOGY ANNOUNCES FISCAL 2010 FIRST QUARTER RESULTS
First Quarter Orders and Ending Backlog Second Largest in Company History

WALLA WALLA, WA -- Key Technology, Inc. (NASDAQ: KTEC) today announced sales and operating results for the first quarter of fiscal 2010 ended December 31, 2009.

Net sales for the three-month period ended December 31, 2009 totaled $22.4 million, compared to $27.4 million recorded in the same quarter last year.  The Company reported a net loss for the first quarter of fiscal 2010 of $57,000, or $0.01 per diluted share.  Net earnings for the same quarter last year were $569,000, or $0.10 per diluted share.

Gross profit for the first quarter of fiscal 2010 was $7.9 million compared to $11.3 million in the corresponding period last year.  As a percentage of net sales, gross profit for the quarter was 35.0% compared to 41.3% in the first quarter of fiscal 2009.

David Camp, President and Chief Executive Officer, commented, “The results in the fiscal 2010 first quarter are in line with our expectations.  The gross margin percentage was negatively affected by under-utilization of manufacturing operations and continuing competitive pricing pressures.”

Operating expenses for the quarter ended December 31, 2009 were $8.0 million, or 35.5% of sales, compared to $10.5 million, or 38.4% of sales in the same quarter last year.

Camp further commented, “While operating expense in the first quarter decreased by $2.5 million year-over-year due primarily to lower first quarter volume and cost-reduction actions previously taken, we expect operating expense increases in future quarters.”

Orders received during the first quarter of fiscal 2010 were $28.3 million, compared to $22.9 million in the same period last year.  The Company’s backlog at December 31, 2009 was $35.5 million, compared to a backlog of $29.3 million at the end of the same quarter last year.

Camp concluded, “Orders in the first quarter slightly exceeded our expectations, and we anticipate shipments in the second quarter will be significantly higher than in the first quarter given the order levels for the past six months and the ending backlog.  However, it is still difficult to determine whether we are experiencing a short-term recovery in orders or a longer-term trend.”

About Key Technology

Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing, industrial and pharmaceutical markets.  The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost.  Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	current worldwide economic conditions may adversely affect the Company’s business and results of operations, and the business of the Company’s customers;
•	adverse economic conditions, particularly in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;
•	the loss of any of the Company’s significant customers could reduce the Company’s revenues and profitability;
•	the Company is subject to pricing pressure from its larger customers, which may reduce the Company’s profitability;
•	the failure of any of the Company's independent sales representatives to perform as expected would harm the Company's net sales;
•	the Company may make acquisitions that could disrupt the Company’s operations and harm the Company’s operating results;
•
issues arising from the implementation of the Company’s enterprise resource planning (“ERP”) system could affect the Company’s operating results and ability to manage the Company’s business effectively;

•	the Company's international operations subject the Company to a number of risks that could adversely affect the Company’s revenues, operating results and growth;
•	competition and advances in technology may adversely affect sales and prices;
•	the failure of the Company’s new products to compete successfully in either existing or new markets;
•	the Company's inability to retain and recruit experienced personnel may adversely affect the Company’s business and prospects for growth;
•	the loss of members of the Company’s management team could substantially disrupt the Company’s business operations;
•	the inability of the Company to protect the Company’s intellectual property, especially as the Company expands geographically, may adversely affect the Company’s competitive advantage;
•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company by third parties may adversely affect the Company’s results of operations and the Company’s customer relations;

•	the Company's dependence on certain suppliers may leave the Company temporarily without adequate access to raw materials or products;
•	the limited availability and possible cost fluctuations of materials used in the Company’s products could adversely affect the Company’s gross profits; and
•	the price of the Company's common stock may fluctuate significantly and this may make it difficult for shareholders to resell common stock when they want or at prices they find attractive.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2009.

Note:  News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months
	Ended December 31,
	2009	2008

Net sales	$22,443	$27,375
Cost of sales	14,578	16,059
Gross profit	7,865	11,316
Operating expenses:
Sales and marketing	3,948	4,619
Research and development	1,499	2,263
General and administrative	2,203	3,311
Amortization of intangibles	317	317
Total operating expenses	7,967	10,510
Gain on disposition of assets	1	9
Earnings (loss) from operations	(101)	815
Other income (expense)	20	(212)
Earnings (loss) before income taxes	(81)	603
Income tax expense (benefit)	(24)	34
Net earnings (loss)	(57)	569
Net earnings (loss) per share
- basic	$(0.01)	$0.10
- diluted	$(0.01)	$0.10

Shares used in per share calculations - basic	5,249	5,448
Shares used in per share calculation - diluted	5,249	5,476

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	December 31, 2009	September 30, 2009

Cash and cash equivalents	$16,641	$18,142
Trade accounts receivable, net	11,003	12,332
Inventories	24,971	22,433
Total current assets	59,327	59,550
Property, plant and equipment, net	16,188	16,175
Goodwill and other intangibles, net	3,203	3,520
Investment in Proditec	1,245	1,272
Total assets	80,327	80,715
Total current liabilities, including current portion of long-term debt	21,884	22,517
Long-term debt	5,793	5,876
Shareholders' equity	51,837	51,457

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CONTACT:	Key Technology, Inc., Walla Walla, Washington
David Camp, Chief Executive Officer – 509-529-2161